Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the National Oilwell Varco Long-Term Incentive Plan of our reports dated February 25, 2009, with respect to the consolidated financial statements and schedule of National Oilwell Varco, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of National Oilwell Varco, Inc. filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Houston, Texas
May 18, 2009